Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Billiton Limited and BHP Billiton Plc:

We consent to the incorporation by reference in the registration statement (No. 333-206983) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-100496, 333-141531 and 333-160636) on Form S-8 of BHP Billiton Limited of our reports dated 21 September 2016, with respect to the consolidated balance sheets of the BHP Billiton Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of 30 June 2016 and 30 June 2015, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2016, and the effectiveness of internal control over financial reporting as of 30 June 2016, which reports appear in the 30 June 2016 Annual Report on Form 20-F of the BHP Billiton Group.

/s/ KPMG LLP	/s/ KPMG
KPMG LLP	KPMG
London, United Kingdom	Melbourne, Australia
21 September 2016	21 September 2016

KPMG, an Australian partnership and KPMG LLP, a UK
limited liability partnership, member firms of the KPMG
network of independent member firms affiliated with
KPMG International Cooperative (“KPMG
International”), a Swiss entity.	KPMG’s liability limited by a scheme approved under Professional Standards Legislation.

KPMG LLP
Registered in England No OC301540

Registered office: 15 Canada Square, London, E14 5GL

For full details of our professional registration please refer to ‘Regulatory Information’ under “About/About KPMG” at

www.kpmg.com/uk